UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 10, 2026 (September 8, 2026)
MYR GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	1-08325	36-3158643
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12121 Grant Street,		Suite 610
Thornton,	CO		80241
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code:  (303) 286-8000
None
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MYRG	The Nasdaq Stock Market, LLC
(Nasdaq Global Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01 Entry into a Material Definitive Agreement.
The information described below under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is hereby incorporated by reference into this Item 1.01.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On September 8, 2026, MYR Group Inc. (the “Company”) entered into a five-year Fourth Amended And Restated Credit Agreement (the “Credit Agreement”) with a syndicate of banks led by JPMorgan Chase Bank, N.A., Bank of America, N.A. and Wells Fargo Bank, National Association. The Credit Agreement provides for a revolving credit facility of $690 million (the “Revolving Facility”) and a term loan credit facility consisting of a U.S. Dollar tranche of $150 million and a Canadian Dollar tranche of C$70 million (the “Term Facility” and, together with the Revolving Facility, the “Facilities”). The Revolving Facility allows for revolving loans in Canadian dollars and other non-US currencies, up to the U.S. dollar equivalent of $200 million. The Revolving Facility also allows for up to $100 million of letters of credit and up to $25 million of swingline loans. The Company has an expansion option to increase the commitments under the Revolving Facility or enter into incremental term loans, subject to certain conditions, by up to an additional $445 million upon receipt of additional commitments from new or existing lenders. Borrowings under the Credit Agreement are expected to be used to refinance existing indebtedness and for working capital, capital expenditures, acquisitions and other general corporate purposes.
The Credit Agreement amends and restates the Company’s five-year amended and restated credit agreement, dated May 31, 2023, as amended, which included a $490 million revolving credit facility and a $200 million expansion option.
Amounts borrowed under the Credit Agreement bear interest, at the Company’s option, at a rate equal to either (1) the Alternate Base Rate (as defined in the Credit Agreement), plus an applicable margin ranging from 0.25% to 1.00%; or (2) the Term Benchmark Rate (as defined in the Credit Agreement), plus an applicable margin ranging from 1.25% to 2.00%. The applicable margin is determined based on the Company’s Net Leverage Ratio (as defined in the Credit Agreement). Letters of credit issued under the Revolving Facility are subject to a letter of credit fee of 1.25% to 2.00% for standby letters of credit or 0.625% to 1.00% for commercial letters of credit, in each case based on the Company’s Net Leverage Ratio. The Company will also be subject to a commitment fee of 0.20% to 0.30%, based on the Company’s Net Leverage Ratio, on any unused portion of the Revolving Facility. The Credit Agreement restricts certain types of payments when the Company’s Net Leverage Ratio, after giving pro forma effect to those payments, exceeds 2.75.
Subject to certain exceptions, borrowings under the Facilities are secured by substantially all of the assets of the Company and its domestic subsidiaries and by a pledge of substantially all of the capital stock of the Company’s domestic subsidiaries and 65% of the capital stock of the direct foreign subsidiaries of the Company. In addition, subject to certain exceptions, the Company’s domestic subsidiaries also guarantee the repayment of all amounts due under the Credit Agreement. In connection with these commitments under the Credit Agreement, the Company and certain of its subsidiaries entered into the Second Amended and Restated Pledge and Security Agreement and certain subsidiaries of the Company entered into the Second Amended and Restated Guaranty. The Credit Agreement also provides for customary events of default. If an event of default occurs and is continuing, on the terms and subject to the conditions set forth in the Credit Agreement, amounts outstanding under the Facilities may be accelerated and may become or be declared immediately due and payable.
Under the Credit Agreement, the Company is subject to certain financial covenants, including a maximum Net Leverage Ratio of 3.0 and a minimum interest coverage ratio of 3.0. The interest coverage ratio is defined in the Credit Agreement as Consolidated EBITDA (as defined in the Credit Agreement) divided by interest expense. The Credit Agreement also contains a number of covenants, including limitations on asset sales, investments, indebtedness and liens.
JPMorgan Chase Bank, N.A., BofA Securities, Inc. and Wells Fargo Bank, National Association, which acted as Joint Lead Arrangers and as Joint Bookrunners for the Credit Agreement, and certain of the lenders and their respective affiliates have from time to time provided financial services to the Company and its subsidiaries for which they have received customary fees.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2026.

Item 9.01 Financial Statements and Exhibits.
(d) The following exhibit is being furnished with this Current Report on Form 8-K.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYR GROUP INC.

Dated: September 10, 2026	By:	/s/ KELLY M. HUNTINGTON
		Name:	Kelly M. Huntington
		Title:	Senior Vice President and Chief Financial Officer